World Acceptance Corporation Reports Record Second Quarter

GREENVILLE, S.C., Oct. 26 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported record financial results for its second fiscal quarter and six months ended September 30, 2010.

Net income for the second quarter rose 38.5% to $20.2 million compared to $14.6 million for the same quarter of the prior year.  Net income per diluted share increased 41.6% to $1.26 in the second quarter of fiscal 2011 compared to $0.89 in the prior year quarter.

The Company's net income during the quarter benefited from an income tax settlement with the state of South Carolina for tax years March 31, 1997, through March 31, 2006, which resulted in the Company recognizing a tax benefit of approximately $900,000 (or $0.06 per diluted share).

Total revenues increased to $118.1 million in the second quarter of fiscal 2011, a 13.3% increase over the $104.2 million reported in the second quarter last year.  The primary driver for the growth in revenue was a 14.2% increase in average net loans and the associated growth in interest and fees.  Gross loans outstanding increased 15.0% to $868.2 million at September 30, 2010, up from $754.9 million at September 30, 2009. Interest and fees rose 13.3% to $103.7 million in the second quarter of fiscal 2011 compared to $91.5 million in the second quarter of fiscal 2010.

"I am very pleased that World Acceptance Corporation's excellent first quarter results have continued through the second fiscal quarter," stated Sandy McLean, CEO.  "Several factors are driving the current improvement in the Company's financial performance including increased loan demand, our ongoing focus on expense control, and close management of credit risks.  The Company's growth in earnings per share has also benefitted from the ongoing share repurchase program during the current fiscal year.  We continue to use our excellent cash flow and strong financial position to fund our growth while repurchasing shares."

"Our credit loss ratios showed further improvement during the quarter, a continuation of the trend recognized during the first fiscal quarter," continued Mr. McLean.  "Our net charge-offs as a percentage of average net loans returned to near historical levels of 14.8% on an annualized basis during the quarter compared to 16.2% in the second quarter of last year.  Additionally, the Company's past due loans, as measured by those that are 61+ days delinquent, decreased from 4.6% to 4.2% on a contractual basis."

The provision for loan losses rose 8.4% to $27.3 million in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010.  "We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook," noted Mr. McLean.

The Company's general and administrative expenses increased by 8.4% when comparing the two second quarterly periods primarily due to the increase in new office openings during fiscal 2011.  During the first six-months of the fiscal year, the Company opened 41 and purchased four new offices and closed one office, resulting in a total of 1,034 offices at September 30, 2010.  General and administrative expenses as a percent of total revenues decreased from 49.7% in the prior year quarter to 47.5% during the current fiscal quarter.

"Our earnings growth continued to benefit from the leverage we are achieving in our general and administrative expenses, which highlights our strategic goal of managing costs while expanding our base of offices in both domestic and international markets," noted Mr. McLean.

Other key return ratios for the second quarter included a 13.4% return on average assets and a return on average equity of 22.9% (both on a trailing 12 month basis).

Six-Month Results

For the first six-months of the fiscal year, net income rose 33.2% to $38.9 million compared to $29.2 million for the six-months ended September 30, 2009.  Fully diluted net income per share rose 34.1% to $2.40 in fiscal 2011 compared to $1.79 for the first six months of fiscal 2010.

Total revenues for the first six-months of fiscal 2011 rose 11.8% to $228.5 million compared to $204.4 million during the corresponding period of the previous year.  Net charge-offs increased $1.5 million, or 3.9%, compared to the prior year first six-months and annualized net charge-offs as a percent of average net loans were 13.7% for the first six months of fiscal 2011 compared to 15.1% during the prior year six-month period.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,034 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-888-397-5350, passcode 3964676.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=72541 or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company's markets and general changes in the economy (particularly in the markets served by the Company)..  Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest & fees	$103,717	$91,540	$199,788	$176,608
Insurance & other	14,349	12,666	28,676	27,828
Total revenues	118,066	104,206	228,464	204,436
Expenses:
Provision for loan losses	27,275	25,156	46,973	45,584
General and administrative expenses
Personnel	37,351	33,912	77,085	70,203
Occupancy & equipment	7,893	7,113	15,082	13,817
Advertising	2,607	2,449	5,069	4,821
Intangible amortization	510	568	1,017	1,133
Other	7,730	7,713	15,136	15,114
	56,091	51,755	113,389	105,088
Interest expense	4,096	3,617	7,450	6,727
Total expenses	87,462	80,528	167,812	157,399
Income before taxes	30,604	23,678	60,652	47,037
Income taxes	10,369	9,066	21,703	17,790
Net income	$20,235	$14,612	$38,949	$29,247
Diluted earnings per share	$1.26	$0.89	$2.40	$1.79
Diluted weighted average shares outstanding	16,023	16,418	16,236	16,370

Consolidated Balance Sheets
(unaudited and in thousands)

	September 30,	March 31,	September 30,
	2010	2010	2009
ASSETS
Cash	$8,825	$5,445	$7,287
Gross loans receivable	868,192	770,265	754,854
Less: Unearned interest & fees	(230,314)	(199,179)	(198,899)
Allowance for loan losses	(48,343)	(42,897)	(43,682)
Loans receivable, net	589,535	528,189	512,273
Property and equipment, net	23,439	22,986	23,121
Deferred income taxes	13,316	11,642	12,975
Goodwill	5,609	5,616	5,581
Intangibles	7,091	7,614	8,046
Other assets	13,693	11,560	10,249
	$661,508	$593,052	$579,532

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	242,163	170,642	222,265
Income tax payable	2,974	14,043	4,761
Accounts payable and accrued expenses	24,278	25,419	23,680
Total liabilities	269,415	210,104	250,706
Shareholders' equity	392,093	382,948	328,826
	$661,508	$593,052	$579,532

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Expenses as a percent of total revenues:
Provision for loan losses	23.1%	24.1%	20.6%	22.3%
General and administrative expenses	47.5%	49.7%	49.6%	51.4%
Interest expense	3.5%	3.5%	3.3%	3.3%

Average gross loans receivable	$ 850,622	$ 744,099	$ 823,330	$ 719,910

Average loans receivable	$ 625,104	$ 547,482	$ 606,448	$ 530,906

Loan volume	$ 642,243	$ 556,201	$ 1,270,029	$ 1,109,550

Net charge-offs as percent of average loans	14.8%	16.2%	13.7%	15.1%

Return on average assets (trailing 12 months)	13.4%	11.7%	13.4%	11.7%

Return on average equity (trailing 12 months)	22.9%	21.9%	22.9%	21.9%

Offices opened (closed) during the period, net	24	17	44	22

Offices open at end of period	1,034	966	1,034	966

CONTACT: Kelly Malson, Chief Financial Officer, +1-864-298-9800